Audiovox Corporation Reports Fiscal Fourth Quarter and Year-End 2004 Results

Hauppauge, NY...February 14, 2005...Audiovox Corporation (NASDAQ: VOXX) today announced results for its fiscal fourth quarter and year-ended November 30, 2004.

Audiovox Corporation (the "Company") reported fiscal 2004 fourth quarter net sales from continuing operations of $149.5 million. While the fiscal 2004 fourth quarter represented the second best sales quarter in the history of the Electronics Group ("AEC"), it represented a 21.4% decrease compared to fourth quarter fiscal 2003 as a result of a decline in the mobile video and DVD business. Net income for the fiscal 2004 fourth quarter was $66.3 million as compared to net income of $7.3 million for the fiscal 2003 fourth quarter. Net loss from continuing operations for the fiscal 2004 fourth quarter was $(2.3) million compared to net income from continuing operations of $5.7 million in the comparable prior year quarter.

Net income per share for the fiscal 2004 fourth quarter was $3.02 compared to $0.33 for the fiscal 2003 fourth quarter. Net income for the fiscal fourth quarter and year ended November 30, 2004 was favorably impacted by a $67.0 million or $3.05 per share (basic) gain from the sale of the Company's discontinued cellullar business. Net loss per share from continuing operations for the fiscal 2004 fourth quarter was $(0.10) compared to net income per share from continuing operations of $0.26 in the comparable prior year quarter.

The Company reported fiscal year 2004 net sales from continuing operations of $567.1 million. Mobile Electronics sales for fiscal 2004 were $405.7 million, a 14.2% increase compared to fiscal 2003. Consumer Electronics sales for fiscal 2004 were $161.4 million, a decrease of 0.3% as compared to fiscal 2003. For the fiscal year ended November 30, 2004, net income was $77.2 million versus net income of $11.2 million reported in fiscal 2003. Net income from continuing operations for the fiscal year ended November 30, 2004 was break-even compared to $8.0 million for the comparable year-ago period.

Net income per share (diluted) for the year ended November 30, 2004 was $3.45 compared to $0.51 per share reported in the comparable prior fiscal year. Net income per share from continuing operations for fiscal 2004 was $0.00 compared to net income per share from continuing operations of $0.36 in fiscal 2003.

Commenting on today's announcement, John J. Shalam, Chairman, President and Chief Executive Officer of Audiovox stated, "There were many important milestones achieved during this past fiscal year, most notably, the sale of our cellular business for total cash proceeds of more than $320 million."

Shalam further stated, "Fiscal fourth quarter sales marked the second best sales quarter in the history of AEC and sales for the fiscal year were up nearly 10 percent, despite competitive pressures and continued price erosion that effected two key components of our business, mobile video and portable DVD players. Satellite radio sales more than doubled over the previous year as that technology gained consumer awareness. In January 2005, we announced the acquisition of Terk Technologies, which brings with it significant satellite radio products and technology. We believe this acquisition will help solidify our position and enhance our product portfolio in this emerging category. Additionally, recently acquired brands - Jensen, Advent, Acoustic Research and Code-Alarm all performed up to or better than expectations and posted year-over-year gains."

Shalam continued, "The Company is in a transition period on a number of levels. We are in the process of adjusting the Company's structure and implementing cost reduction programs now that the divestiture of the cellullar business is complete. We are in the process of completing the tremendous initial effort that the Sarbanes-Oxley Act required on the documentation and testing of internal controls. We are also preparing an ambitious product launch across all brands and lines. We anticipate that most of our new, higher margined products will begin to arrive at retail during the end of the second quarter of fiscal 2005 and we expect to see improvements in gross margins as a result of those products in the second half of this fiscal year. We're encouraged by the positive reception from our customers to those new products but remain cautious until we see significant sell-through, as opposed to initial reactions."

"Our balance sheet has never been stronger and Audiovox today is in the best financial shape in the Company's history. That being said, we still have much work to do. Market conditions remain difficult especially in the mobile video category, which is down industry wide by over 20% and that fact has contributed to a reduction in our projections for fiscal 2005 from growth of 5%-10% to growth of 3% -8%."

Shalam concluded, "Despite the challenges we face in fiscal 2005, we anticipate improvements in sales and profits versus the prior year. We are highly focused on both top and bottom-line growth and remain committed to enhancing shareholder value in the years ahead."
                             EXHIBIT 99.1

Fiscal Fourth Quarter Results - Continuing Operations

Net Sales
Fiscal 2004 fourth quarter sales for continuing operations were $149.5 million as compared to $190.3 million reported in the comparable year-ago period. Mobile Electronics sales were $93.4 million, a decrease of 17.5% compared to the fiscal 2003 fourth quarter. This decline was primarily attributed to lower sales in the video bag business as a result of a 30% drop in prices as the category matures and increased competition from low priced portable DVD players. In addition, sales of mobile video overhead systems were affected by lower SUV sales, combined with an increased presence by Original Equipment Manufacturers (OEMs). The decline was partially offset by increased satellite radio sales as well as increased Code-Alarm remote start and security sales as a result of higher sales to the OEM market.

Consumer Electronics sales were $56.1 million in the fiscal 2004 fourth quarter, a decrease of 27.1% compared to the fiscal 2003 fourth quarter. Like Mobile Electronics this decline was primarily due to price erosion and increased competition on portable DVD products. The decline was partially offset by an increase in flat panel TV's as well as increased sales from the Jensen, Magnate, MacAudio, Heco, Acoustic Research and Advent consumer products.

Gross Margin
Gross margin for the fiscal 2004 fourth quarter was 16.0% compared to 17.7% for the fiscal 2003 fourth quarter. Gross margins were impacted by price erosion of mobile video products and portable DVD players. These declines were partially offset by stronger margins associated with Audiovox Germany and increased Code-Alarm product margins.

Operating Expenses and Operating Income
Consolidated operating expenses increased $3.8 million in the fiscal 2004 fourth quarter to $29.5 million compared to $25.7 million reported in the fiscal 2003 fourth quarter. This increase was driven primarily by indirect costs related to the divestiture of the Company's cellular business, costs to comply with the Sarbanes-Oxley Act, other professional fees and the settlement of intellectual property suits.

Operating expenses for AEC were $20.0 million in the fiscal 2004 fourth quarter, a decrease of 2.1% compared to operating expenses of $20.4 million reported in the fiscal 2003 fourth quarter. This decrease was due to a decline in commissions as a result of the decline in net sales. This decrease was partially offset by an increase in professional fees and legal costs incurred to develop and protect patent rights. Technical support increased due to an increase in direct labor as a result of additional personnel required to support additional sales and as a result of assimilating the Recoton technical staff. The continual increase in product complexity has resulted in the Company hiring additional engineers and providing added customer service.

Even though sales and margins for AEC were lower in fiscal 2004 fourth quarter, the group reported pre-tax income of $3.3 million for the period.

Operating expenses for the Administrative group, which includes but is not limited to treasury, legal, human resources, management information systems and accounting services increased to $9.5 million in the fiscal 2004 fourth quarter compared to $5.3 million in the fiscal fourth quarter of 2003. This increase was primarily due to indirect costs related to the divestiture of the Company's cellular business, a significant increase over fiscal 2003 professional and audit fees as a result of compliance costs for the Sarbanes-Oxley Act and other administrative expenses.

 Liquidity and Capital Resources

As of November 30, 2004, the Company had working capital of $362.0 million, which includes cash, cash equivalents and short-term investments of $167.6 million compared with working capital of $304.4 million at November 30, 2003, which included cash of $4.7 million. In addition, as of November 30, 2004 the Company had $17.0 million of cellular accounts receivable that has been collected subsequent to year-end and an additional $16.7 million of working capital adjustment and escrow amounts that the Company anticipates it will collect in connection with the sale of the cellular business. Accounts receivable and inventory of continuing operations were $120.0 million and $140.7 million at November 30, 2004 compared to $141.9 million and $152.8 million at November 30, 2003, respectively.

                            EXHIBIT 99.1

The proceeds from the sale of the cellular business, including collections from accounts receivable, during fiscal 2004 has added to the increase in the liquidity of the Company. Audiovox utilized the proceeds from the sale of the cellular business to repay its domestic bank obligations outstanding of approximately $99.3 million at November 1, 2004. The Company plans to utilize its current cash position as well as collections from accounts receivable to fund the current operations of the business. However, the Company may utilize all or a portion of the current capital resources to pursue other business opportunities, including acquisitions.

Fiscal 2005 Guidance

In fiscal 2005, the Company will focus its consumer electronics efforts on emerging technology such as LCD TV's, digital multimedia portables, home theater and new home speaker lines and expects these lines to be key drivers to growth. New product introductions in fiscal 2005 for mobile electronics will include satellite radio including new direct connect models, DVD video shuttle systems for both car and home, larger screen mobile video products, new dual all-in-one headrest systems, rear observation systems and navigation systems with real time traffic.

Based on current market conditions, management anticipates fiscal year 2005 net sales to increase in the 3% - 8% range. Gross margins are expected to be higher in the second half, driven by new product introductions primarily in the Mobile Electronics category. As a result of the cost cutting initiatives planned for both Electronics and Administrative, coupled with anticipated sales growth, management estimates a 5% operating margin will be achieved by the fourth quarter of fiscal 2005.

For the first quarter of fiscal 2005, management has indicated that sales will be in the range of $118- $122 million.

Conference Call
Audiovox Corporation will be hosting a results conference call later this morning at 10:00 a.m. EDT. Interested parties may participate in a listen-only mode via a real-time web cast by visiting the company's web site at http://www.audiovox.com.

About Audiovox
Audiovox Corporation is a leading international supplier and value added service provider in the consumer electronics industry. The Company conducts its business through subsidiaries and markets, mobile and consumer electronics products both domestically and internationally under several of its own brands. It also functions as an OEM (Original Equipment Manufacturer) supplier to a wide variety of customers, through several distinct distribution channels. For additional information, please visit Audiovox on the Web at http://www.audiovox.com.

Safe-Harbor Language
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to, risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements or other corporate actions. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K/A for the fiscal year ended November 30, 2003 and Form 10-Q for the fiscal 2004 third quarter ended August 31, 2004.

Company Contact:                         Public and Investor Relations Contact:
C. Michael Stoehr, SVP/CFO               Glenn Wiener
Audiovox Corporation                     GW Communications
(631) 231-7750                           (212) 786-6011 or gwiener@GWCco.com

                 - Tables to Follow -

                             EXHIBIT 99.1

                                                              Audiovox Corporation
                                               Selected Consolidated Statements of Earnings Data
                                                                    (unaudited)
                                                       (in thousands, except share data)

                                                                                 For the quarter ended          For the year ended
                                                                                     November 30,                   November 30,
                                                                                 2003           2004           2003          2004
                                                                                 ----           ----           ----          ----


          Net sales                                                      $    190,295    $    149,544    $    517,692   $   567,077


          Cost of sales                                                       156,670         125,580         431,463       476,986
                                                                         ------------    ------------    ------------   -----------

           Gross profit
                                                                               33,625          23,964          86,229        90,091


          Total operating expenses                                             25,650          29,468          72,644        92,216
                                                                         ------------    ------------    ------------   -----------


          Operating income (loss)                                               7,975          (5,504)         13,585        (2,125)


          Total other income, net                                                 959             573           1,034         3,260
                                                                         ------------    ------------    ------------   -----------



          Income (loss) from continuing operations before income taxes          8,934          (4,931)         14,619         1,135

          Income taxes (benefit)                                                3,453          (2,564)          7,303           478

          Minority interest income (expense)                                      223              62             676          (648)
                                                                         ------------    ------------    ------------   -----------

          Net income (loss) from continuing operations
                                                                                5,704          (2,305)          7,992             9


          Net income from discontinued operations, net of taxes                 1,606          68,614           3,247        77,191
                                                                         ------------    ------------    ------------   -----------

          Net income                                                     $      7,310    $     66,309    $     11,239   $    77,200
                                                                         ============    ============    ============   ===========


          Net income (loss) per common share (basic)
            From continuing operations                                   $       0.26    $      (0.10)           0.36          0.00

            From discontinued operations                                         0.07            3.12            0.15          3.52
                                                                         ------------    ------------    ------------   -----------
          Net income per common share (basic)                            $       0.33    $       3.02    $       0.51   $      3.52
                                                                         ============    ============    ============   ===========

          Net income (loss) per common share (diluted)

            From continuing operations                                   $       0.26           (0.10)           0.36          0.00

           From discontinued operations                                          0.07            3.12            0.15          3.45
                                                                         ------------    ------------    ------------   -----------

          Net income per common share (diluted)                          $       0.33    $       3.02    $       0.51   $      3.45
                                                                         ============    ============    ============   ===========


          Weighted average number of common shares outstanding (basic)     21,913,238      21,985,294      21,854,610    21,955,292
          Weighted average number of common shares outstanding
          (diluted)                                                        22,220,039      21,985,294      22,054,320    22,373,134


                              Audiovox Corporation
                           Selected Balance Sheet Data
                                   (unaudited)
                                 (in thousands)


                                                           As of November 30th,
                                                             2003         2004
                                                             ----         ----
Assets

          Current Assets
          Cash and cash equivalents                        $  4,702   $ 43,409
          Short-term investments
                                                               --      124,237
          Accounts receivable, net                          141,861    119,964
          Inventory                                         152,762    140,739
          Current assets of discontinued operations         197,556     16,958
          Other current assets                               23,638     36,838
                                                             ------     ------
            Total current assets                            520,519    482,145

          Non-current assets                                 59,184     61,193
                                                             ------     ------

          Total assets                                     $579,703   $543,338
                                                           ========   ========

          Liabilities and Stockholders' Equity

          Current Liabilities
          Accounts payable                                 $ 35,125   $ 26,176
          Accrued expenses and other current liabilities     30,878     35,900
          Accrued sales incentives                           14,605      7,584
          Income taxes payable                               11,368     42,773
          Bank obligations                                   39,940      7,694
          Current liabilities of discontinued operations     84,249       --
                                                             ------
            Total current liabilities                       216,165    120,127

          Non-current liabilities                            32,817     18,598
                                                             ------     ------
          Total liabilities                                 248,982    138,725


          Minority interest                                   4,993        426

          Stockholders' equity                              325,728    404,187
                                                            -------    -------

          Total liabilities and stockholders' equity       $579,703   $543,338
                                                           ========   ========







                                     EXHIBIT 99.1